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                                                                    EXHIBIT 11

                ALPHA TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES
                      COMPUTATION OF NET INCOME PER SHARE


                                                       Year Ended
                                         ---------------------------------------
                                         October 31,   October 29,   October 27,
                                            1994          1995          1996
                                         -----------   -----------   -----------
Shares:
  Weighted average common shares
   outstanding                            5,914,254     5,984,584     6,277,585

  Net common shares issuable on
   exercise of stock options                429,350       620,563            --
                                         ----------    ----------    ----------
Weighted average common and common
  equivalent shares outstanding           6,343,604     6,605,147     6,277,585
                                         ==========    ==========    ==========

Net income (loss)                        $5,290,000    $3,748,000    $ (299,000)
                                         ==========    ==========    ==========

Per share amount                         $     0.83    $     0.57    $    (0.05)
                                         ==========    ==========    ==========

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(1) See Note 13 to the consolidated financial statements for further information regarding the calculation of weighted average common and common equivalent shares outstanding.